EXHIBIT A
                           (as of February 5, 2020)

First Trust CEF Income Opportunity ETF
First Trust Municipal CEF Income Opportunity ETF
First Trust TCW Opportunistic Fixed Income ETF
EquityCompass Risk Manager ETF
EquityCompass Tactical Risk Manager ETF
First Trust TCW Unconstrained Plus Bond ETF
First Trust Low Duration Strategic Focus ETF
FT Cboe Vest U.S. Equity Buffer ETF - August
FT Cboe Vest U.S. Equity Deep Buffer ETF - August
FT Cboe Vest U.S. Equity Buffer ETF - November
FT Cboe Vest U.S. Equity Deep Buffer ETF - November
First Trust Active Factor Large Cap ETF
First Trust Active Factor Mid Cap ETF
First Trust Active Factor Small Cap ETF
FT Cboe Vest U.S. Equity Buffer ETF - February
FT Cboe Vest U.S. Equity Deep Buffer ETF - February